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                                                                     EXHIBIT 8.1


January 12, 2005


Kellwood Company
600 Kellwood Parkway
St. Louis, Missouri 63017

Re: Registration Statement on Form S-3
    3.50% Convertible Senior Debentures Due 2034
    Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as tax counsel to Kellwood Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $200,000,000 aggregate principal amount of the Company's 3.50% Convertible Senior Debentures due 2034 (the "Debentures"), which are convertible into shares of the Company's common stock, $0.01 par value per share.

In rendering the opinion set forth herein, we have reviewed the Registration Statement, including the exhibits thereto, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. In our review, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

The discussion set forth in the Registration Statement under the heading "Material United States Federal Income Tax Considerations," to the extent it states matters of law, summaries of legal matters, or legal conclusions with respect thereto under the laws of the United States, sets forth our opinion as to the material United States federal income tax consequences to holders of the Debentures under existing United States laws. This opinion is based on our reliance on the assumptions, and is subject to the limitations, qualifications and exceptions, set forth herein.

The opinion set forth above is based upon our interpretations of current United States federal income tax law, including court authority and existing Final and Temporary Regulations, which

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Kellwood Company

January 12, 2005

Page 2

are subject to change both prospectively and retroactively. No opinion is being rendered as to the amount of the comparable yield for the Debentures. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are "experts" under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Debentures or common stock and is not to be relied upon for any other purpose.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP